EXHIBIT 99.2

                    BION ENVIRONMENTAL TECHNOLOGIES, INC.
                      2006 CONSOLIDATED INCENTIVE PLAN
                    NON-QUALIFIED STOCK OPTION AGREEMENT


This OPTION AGREEMENT is made this 7th day of November, 2007 between Bion Environmental Technologies, Inc., a Colorado corporation ("Company"), 641 Lexington Avenue 17th Floor, New York, New York 10022, and Mark A. Smith ("Optionee") PO Box 566, Crestone CO 81131.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Option. Pursuant to the provisions of the Company's 2006 Consolidated Incentive Plan ("Plan"), the Company hereby grants to the Optionee, subject to the terms and conditions of the Plan (as it presently exists and as it may hereafter be amended), and subject to the further terms and conditions hereinafter set forth, the right and option to purchase from the Company all or any part of an aggregate of 125,000 shares of the Company's no par value common stock ("Common Stock") at the purchase price of $2.20 per share ("Shares"), such option to be exercised only as hereinafter provided. The option ("Option") is not intended to be, and will not be treated as, an Incentive Stock Option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The number of Shares with respect to which the Option is exercisable, and the purchase price with respect to each Share to be acquired pursuant to the exercise of the Option herein granted, each are subject to adjustment under certain circumstances as more fully set forth in the Plan. The term "Common Stock" as used herein shall include any other class of stock or other securities resulting from any such adjustment.

2. Exercise of Option. 125,000 options granted shall vest and be exercisable commencing on January 1, 2008. To the extent that it has not theretofore been exercised, each Option shall expire at 11:59 P.M. on December 31, 2011.

3. Option Exercise. Subject to the terms and conditions of Section 2 above, the Option granted hereunder may be exercised in whole or in any part, and may be exercised in part from time to time, all subject to the limitations on exercise set forth herein and in the Plan, provided that no partial exercise of the Option shall be for an aggregate exercise price of less than $1,000 unless such partial exercise is for the last remaining unexercised portion of the Option. The partial exercise of the Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. The Option may be exercised by delivering written notice, in the form attached hereto, to the principal office of the Company, to the attention of its Secretary, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by this Option Agreement and shall specify the number of Shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise, and shall be signed by the Optionee.


The Optionee may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise, in which case this Option Agreement shall be returned to the Optionee.

4.   Method of Exercise.

     a) Payment for Shares of Common Stock to be purchased upon the exercise of the Option shall be made on the effective date of such exercise either (i) in cash, by certified check, bank cashier's check or wire transfer, or (ii) subject to the approval of the Incentive Plan Committee, in Shares of Common Stock owned by the Optionee and valued at their fair market value on the effective date of such exercise (determined in accordance with the method for establishing fair market value as set forth in the Plan), or partly in Shares of Common Stock with the balance in cash, by certified check, bank cashier's check or wire transfer. Any payment in Shares of Common Stock shall be effected by the delivery of such Shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require from time to time; or

     b) Cashless Exercise. In lieu of exercising this Option via cash payment or as otherwise set forth at paragraph 4.a) above, the Holder may effect a cashless exercise and receive Common Stock equal to the value of this Option (or the portion thereof being cancelled) by means of a net issuance exercise, in which event the Company shall issue to the Holder a number of Shares of Common Stock computed using the following formula:

     X = Y (A-B)
         -------
            A

Where X = the number of Shares of Common Stock to be issued to the Holder. Y = the number of Shares purchasable under this option or, if only a portion of the Option is being exercised (at the date of such calculation), that portion.
        A = the current market price of one Share of Common Stock (at the date of such calculation).
        B =  the exercise price (as adjusted to the date of calculation).

If the above calculation results in a negative number, then no Option Shares of Common Stock shall be issued or issuable upon conversion of this Option pursuant to this Provision, and the Option shall not be deemed to have been exercised, notwithstanding the delivery of the notice of election.

     c) The Option may be exercised by a broker-dealer acting on behalf of the Optionee if (i) the broker-dealer has received from the Optionee or the Company a fully-and-duly-endorsed agreement evidencing the Option and instructions signed by the Optionee requesting that the Company deliver the Shares of Common Stock subject to the Option to the broker-dealer on behalf

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of the Optionee and specifying the account into which such Shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise and (iii) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220;

     d) Certificates for Shares of Common Stock purchased upon the exercise of the Option shall be issued in the name of the Optionee and delivered to the Optionee as soon as practicable following the effective date on which the Option is exercised.

5. Effect of Termination of Employment. This Option shall not be subject to termination in accordance with the Plan in the event that the employment of the Optionee with the Company shall terminate.

6. Acceleration of Exercise Date Upon Change in Control. Upon the occurrence of a "change in control" (as defined in the Plan) the Option shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and this Option Agreement.

7. Investment Representations. The Optionee hereby represents and warrants that:

     (a) Any Shares purchased upon exercise of the Option shall be acquired for the Optionee's account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended ("Securities Act"), any rule or regulation under the Securities Act, or any applicable state securities law.

     (b) The Optionee has had such opportunity as the Optionee has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of his investment in the Company.

     (c) The Optionee is able to bear the economic risk of holding any Shares acquired pursuant to the exercise of the Option for an indefinite period.

Upon exercise of the Option, the Optionee shall be deemed to have reaffirmed, as of the date of exercise, the representations made in this Section 7.

8. Securities Law Matters. The Company shall be under no obligation to affect the registration pursuant to the Securities Act of any Shares to be issued pursuant the Option or to effect similar compliance under any state securities laws. Notwithstanding anything to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing the Shares pursuant to the Option unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which the Shares of Common Stock are traded. The Company may, in its sole discretion, defer the


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effectiveness of any exercise of the Option in order to allow the issuance of
Shares of Common Stock pursuant to the Option to be made pursuant to registration or an exemption from the registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Optionee in writing of its decision to defer the effectiveness of the exercise of the Option. During the period that the effectiveness of the exercise of the Option has been deferred, the Optionee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

9. Withholding Taxes. The Company's obligation to deliver Shares upon exercise of the Option shall be subject to the Optionee's satisfaction of all applicable federal, state and local tax withholding requirements, in accordance with the provisions of the Plan.

10. Legend on Stock Certificate. If appropriate, all stock certificates representing Shares of Common Stock issued to the Optionee upon exercise of the Option shall have affixed thereto a legend substantially in the following form, in addition to any other legend required by applicable law, unless such shares have been acquired by Optionee pursuant to an effective registration statement under the Securities Act of 1933:

     "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required."

11. Non-Transferability. The Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by him.

12. Rights of Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option until the date of the issuance of a stock certificate with respect to such Shares. Except as otherwise expressly provided in the Plan, no adjustment to the Option shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

13. No Special Employment Rights Created. Nothing contained in the Option or the Plan shall confer upon the Optionee any right with respect to the continuation of his employment, if any, by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of the Option.





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14.  Failure to Comply.  The failure by the Optionee to comply with any of the terms and conditions of the Option or of the Plan, unless such failure is remedied by the Optionee within ten days after having been notified of such failure by the Incentive Plan Committee, shall be grounds for the cancellation and forfeiture of the Option, in whole or in part, as the Committee, in its absolute discretion, may determine.

15. Binding Effect. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated herein by reference, and any conflict between the terms of this Option Agreement and the provisions of the Plan shall be resolved by the Committee, whose determination shall be final and binding on all parties.

16. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or by registered or certified mail, or facsimile, addressed to a party at the address set forth herein or at such other address as such party may designate by notice in accordance with this paragraph.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its duly authorized officer and the Optionee has executed this Agreement as of the day and year first above written.

BION ENVIRONMENTAL TECHNOLOGIES, INC.


By:/s/ Mark A. Smith
   Mark A. Smith, President






















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                            OPTION EXERCISE FORM


TO:     BION ENVIRONMENTAL TECHNOLOGIES, INC.
        641 Lexington Avenue, 17th Floor
        New York, New York
        Attention:  Secretary

RE:     Notice of Intention to Exercise Option
        (_______ shares at $____ per share, exercise period _______, 20___-____________)

I am the Optionee under the Non Qualified Stock Option Agreement
("Agreement") entered into with Bion Environmental Technologies, Inc. ("Company") on _____________________, 20__. Pursuant to such Agreement, I hereby provide you with official notice that I elect to exercise my Option to purchase Shares of the Company's Common Stock as follows:

Number of Shares: ______________________

Effective Date of Exercise:________________

I understand that payment for the Shares of Common Stock to be purchased by me pursuant to the exercise of the Option must be made on the effective date of exercise in accordance with the Plan unless I elect to exercise the Option pursuant to the "cashless exercise" provision in the Agreement. I further understand and agree that the Company shall have the right to require me to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to my exercise of the Option prior to the delivery of any certificate or certificates for such Shares.

I understand that this election to exercise the Option is irrevocable once it is effective in accordance with the terms and conditions of the Plan.

The certificate for the Shares should be delivered to me at the address listed below:


NAME OF OPTIONEE:  _________________________________________________________

ADDRESS: ___________________________________________________________________

SOCIAL SECURITY NUMBER:_________________

DATED: ______________, 20___             ___________________________________
                                         Signature of Optionee